Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated February 22, 2006, with respect to the financial statements of XXCAL Japan, Inc. for the periods ended December 31, 2005 and January 31, 2005 included in the Annual Report (Form 10-K) of National Technical Systems, Inc. for the year ended January 31, 2006.

/s/ Akira Wakatsuki
BA Tokyo & Co.
MEMBER OF MAZARS
Certified Public Accountants

Tokyo, Japan
April 27, 2006